Gioia Messinger

Director and Chair, Nominating and Governance Committee, One Stop Systems gioia.messinger@gmail.com

(760) 402-7703

April 12, 2025

Ken Potashner

Chair of the Board, One Stop Systems Ken.potashner@gmail.com

(858) 774-0419

cc: Dennis Doucette

Dear Ken,

I hereby resign from the Board of Directors of One Stop Systems, eﬀective the date of the upcoming shareholder meeting. I do not intend to stand for reelection.

Sincerely,

Gioia Messinger